Exhibit 23.2

Deloitte & Touche LLP
Suite 3300
925 Fourth Avenue
Seattle, WA 98104-1126
USA

Tel: +1 206 716 7000
Fax: +1 206 965 7000
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports  relating to the financial statements and financial statement schedule of Cascade Natural Gas Corporation  (which report on the consolidated financial statements expresses an unqualified opinion and includes an  explanatory paragraph relating to the restatement of the 2004 and 2003 consolidated financial statements)  and to management’s report on the effectiveness of internal control over financial reporting dated  December 9, 2005, appearing in the Annual Report on Form 10-K of Cascade Natural Gas Corporation  for the year ended September 30, 2005.

April 17, 2006